Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statements on Form F-4 (No. 333-259881), of Kandi Technologies Group, Inc. of our report dated March 15, 2022, relating to the consolidated financial statements, and the effectiveness of Kandi Technologies Group, Inc.’s internal control over financial reporting for the year ended December 31, 2021, which appears in the Form 10-K/A for the year ended December 31, 2021. We also consent to the reference to our firm under the heading “Experts” in this registration statement.

/s/ Paris, Kreit & Chiu CPA LLP

Paris, Kreit & Chiu CPA LLP

New York, New York

October 14, 2022